EXHIBIT 10.2
Performance Restricted Stock Unit Agreement

Flowserve Corporation
2020 Long-Term Incentive Plan

This Performance Restricted Stock Unit Agreement (this “Agreement”) is made and entered into by and between Flowserve Corporation, a New York corporation (the “Company”), and ________________ (the “Participant”) as of ________________ (the “Date of Grant”). All capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the Plan (as defined below).
WHEREAS, the Company has adopted the Flowserve Corporation 2020 Long-Term Incentive Plan (the “Plan”) to strengthen the ability of the Company to retain the services of key Employees and Outside Directors and to increase the interest of such persons in the Company’s welfare.
WHEREAS, the Committee believes that the grant of Performance Restricted Stock Units to the Participant as described herein is consistent with the stated purposes for which the Plan was adopted.
NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:
1. Performance Restricted Stock Units
(a) In order to encourage the Participant’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants to the Participant as of the Date of Grant, an Award of ________ Restricted Stock Units subject to performance conditions (the “Performance Shares”), which will be converted into a number of shares of Common Stock of the Company equal to the number of vested Performance Shares or, as determined in the sole discretion of the Committee, into an equivalent amount of cash, subject to the conditions and restrictions set forth below and in the Plan. The Performance Shares granted hereunder shall constitute a Performance Award within the meaning of the Plan. The Performance Shares granted pursuant to this Agreement will be subject to the Company’s “Recoupment of Incentive Compensation Policy,” as the same may be modified from time to time.
(b) No Shareholder Rights. The Performance Shares granted pursuant to this Agreement do not and shall not entitle the Participant to any rights of a stockholder of the Company prior to the date shares of Common Stock are issued to the Participant in settlement of the Award. The Participant’s rights with respect to Performance Shares shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Performance Shares lapse in accordance with this Agreement.
2. Vesting and Settlement of Performance Shares
The Performance Shares will be earned based on the Company’s performance against the three performance metrics outlined below for the period beginning January 1, 2022 and ending December 31, 2024 (the “Performance Cycle”).

(a) Return on Invested Capital. One-half of the Performance Shares (the “ROIC Performance Shares”) will be earned based on the Company’s return on invested capital performance over each of the three calendar years of the Performance Cycle with such ROIC Performance Shares allocated evenly among each of the three years of the Performance Cycle (the “ROIC Performance Goals”), and subject to further adjustment as provided under Paragraph 2(c) below. The Committee has established the threshold, target and maximum ROIC Performance Goal for the 2022 calendar year, as set forth in Appendix A attached hereto. The Committee will establish and communicate to the Participant a threshold, target and maximum ROIC Performance Goal for the 2023 and 2024 calendar years prior to March 30, 2023 and March 30, 2024, respectively, in accordance with the requirements of Section 6.7 of the Plan. Following the end of the Performance Cycle, the Committee shall compare the actual performance of the Company with the ROIC Performance Goals and certify, in writing, whether and to what extent the ROIC Performance Goals have been achieved for such Performance Cycle. Subject to the provisions of Paragraph 3 below, upon written certification by the Committee, which shall occur no later than March 15 of the year following the year in which the Performance Cycle ends, as to whether, and to what extent, the ROIC Performance Goals have been achieved, the ROIC Performance Shares will become vested (the “Vesting Date”) and will be eligible for conversion in accordance with the following schedule, in each case, subject to further adjustment as provided under Paragraph 2(c) below:
(i) If the ROIC Performance Goal achieved is less than the threshold, the ROIC Performance Shares will not vest.
(ii) If the threshold ROIC Performance Goal is achieved, then 50% of the ROIC Performance Shares will vest.
(iii) If the target ROIC Performance Goal is achieved, then 100% of the ROIC Performance Shares will vest.
(iv) If the maximum ROIC Performance Goal is achieved or exceeded, then 200% of the ROIC Performance Shares will vest.
(v) If the ROIC Performance Goal achieved is between the threshold and the target, or between target and maximum, the number of ROIC Performance Shares that will vest will be interpolated on a straight-line basis between the two nearest designated points.
(b) Free Cash Flow. The remaining one-half of the Performance Shares (the “FCF Performance Shares”) will be earned based on achievement of the Company’s average annual free cash flow performance as a percentage of net income over each of the three years in the Performance Cycle (the “FCF Performance Goal”), subject to further adjustment as provided under Paragraph 2(c) below. The Committee has established a threshold, target and maximum FCF Performance Goal with respect to the Award, as set forth in Appendix A attached hereto. Following the end of the Performance Cycle, the Committee shall compare the actual performance of the Company with the FCF Performance Goal and certify, in writing, whether and to what extent the FCF Performance Goal has been achieved for such Performance Cycle. Subject to the provisions of Paragraph 3 below, upon written certification by the Committee on the Vesting Date as to whether, and to what extent, the FCF Performance Goal has been achieved, the FCF Performance Shares will become vested on the Vesting Date and will be eligible for conversion in accordance with the following schedule, in each case, subject to further adjustment as provided under Paragraph 2(c) below:
(i) If the FCF Performance Goal achieved is less than the threshold, the FCF Performance Shares will not vest.

(ii) If the threshold FCF Performance Goal is achieved, then 50% of the FCF Performance Shares will vest.
(iii) If the target FCF Performance Goal is achieved, then 100% of the FCF Performance Shares will vest.
(iv) If the maximum FCF Performance Goal is achieved or exceeded, then 200% of the FCF Performance Shares will vest.
(v) If the FCF Performance Goal achieved is between the threshold and the target or between target and maximum, the number of FCF Performance Shares that will vest will be interpolated on a straight-line basis between the two nearest designated points.
(c) Relative Total Shareholder Return Modifier. ROIC Performance Shares and FCF Performance Shares which vest pursuant to the foregoing Paragraphs 2(a) and 2(b) shall be subject to adjustment in the aggregate based on the Company’s relative total shareholder return performance as compared to the total shareholder return performance of the constituent companies in a performance peer group over the Performance Cycle (“Relative TSR”). The Committee has established the Company’s performance peer group for purposes of calculating the Relative TSR performance as set forth in Appendix A attached hereto. Subject to the provisions of Paragraph 3 below, upon written certification by the Committee on the Vesting Date as to whether, and to what extent, the Relative TSR has been achieved, the Performance Shares will become vested on the Vesting Date and will be eligible for conversion in accordance with the following schedule:
(i) If the Relative TSR achieved is at the 25th percentile or below, the aggregate percentage of Performance Shares that have vested pursuant to the foregoing Paragraphs 2(a) and 2(b) shall be reduced by 15% and such reduced amount shall be eligible for conversion.
(ii) If the Relative TSR achieved is greater than the 25th percentile and less than the 75th percentile, the aggregate percentage of Performance Shares that have vested pursuant to the foregoing Paragraphs 2(a) and 2(b) shall be neither reduced nor increased and such amount shall be eligible for conversion.
(iii) If the Relative TSR achieved is at the 75th percentile or higher, the aggregate percentage of Performance Shares that have vested pursuant to the foregoing Paragraphs 2(a) and 2(b) shall be increased by 15% and such increased amount shall be eligible for conversion.
(d) Except as otherwise provided in Paragraph 3 below, by no later than March 15 of the year following the year in which the Performance Cycle ends, the Company shall convert the vested Performance Shares into the number of whole shares, rounded up to the nearest whole share, of Common Stock equal to the number of vested Performance Shares, subject to the provisions of the Plan and the Agreement, or into a cash amount determined in accordance with Paragraph 2(g) below, and shall deliver such shares (in accordance with Paragraph 2(e) below) or cash to the Participant. The value of such shares of Common Stock shall not bear any interest owing to the passage of time.
(e) Following conversion of the vested Performance Shares into shares of Common Stock, such shares of Common Stock will be registered and transferred of record to the Participant. The delivery of any shares of Common Stock pursuant to this Agreement is subject to the provisions of Paragraphs 8 and 10 below.
(f) Each year that this Agreement is in effect, the Participant will receive credits (“Dividend Equivalents”) based upon the cash dividends that would have been paid on the number of shares of Common Stock equal to 100% of the Performance Shares as if such shares of Common Stock were actually held by the Participant. Dividend Equivalents shall be deemed to be reinvested in additional Performance Shares (which may thereafter accrue additional Dividend Equivalents). Any such reinvestment shall be at the

Fair Market Value of the Common Stock at the time thereof. Dividend Equivalents may be settled in cash or shares of Common Stock, or any combination thereof, as determined by the Committee, in its sole and absolute discretion. The settlement of Dividend Equivalents in the form of shares of Common Stock will constitute a Bonus Stock Award for purposes of the Plan. Following conversion of the vested Performance Shares into shares of Common Stock, the Participant also shall receive a distribution of the Dividend Equivalents accrued with respect to such Performance Shares prior to the date of such conversion. In the event any Performance Shares do not vest, the Participant shall forfeit his or her right to any Dividend Equivalents accrued with respect to such unvested Performance Shares.
(g) Notwithstanding the foregoing provisions of Paragraphs 2(e) and 2(f), the Committee may, in its sole and absolute discretion, in lieu of distributing any shares of Common Stock to the Participant, elect to pay the Participant an amount in cash equal to the Fair Market Value on the date of conversion of the shares of Common Stock that the Participant otherwise would be entitled to receive pursuant to this Agreement.
3. Effect of Termination of Service
(a) The Performance Shares granted pursuant to this Agreement shall vest in accordance with the provisions of Paragraphs 2(a)-2(c) above, on condition that the Participant does not experience a Termination of Service through the end of the Performance Cycle. If, however, the Participant experiences a Termination of Service, then, except as otherwise provided in Paragraphs 3(b) through 3(d) below, the Performance Shares that have not previously vested in accordance with the vesting schedule reflected in Paragraphs 2(a)-2(c) above, as of the date of such Termination of Service shall be forfeited by the Participant to the Company.
(b) Termination due to Death or Total and Permanent Disability. In the event the Participant experiences a Termination of Service due to his or her Total and Permanent Disability or death, then on the date of such Termination of Service (the “Death/Disability Vesting Date”), 100% of the outstanding Performance Shares shall vest as if the target Performance Goal has been achieved. Notwithstanding Paragraph 2(d) above, as soon as practicable, but in no event later than March 15 of the year following the year in which the Death/Disability Vesting Date occurs, the Company shall convert the vested Performance Shares into the number of whole shares of Common Stock equal to the number of vested Performance Shares, subject to the provisions of the Plan and this Agreement, or into a cash amount determined in accordance with Paragraph 2(g) above, and shall deliver such shares (in accordance with Paragraph 2(e) above) or cash to the Participant (or the Participant’s estate).
[(c) Termination due to Special End of Service. In the event the Participant experiences a Termination of Service due to his or her Special End of Service, then the Performance Shares shall remain outstanding and on each remaining Vesting Date the Participant shall be entitled to receive the number of shares of Common Stock that would have been payable to such Participant if he or she had continued to provide services through such Vesting Date in accordance with Paragraph 2. For purposes of this Agreement, the term “Special End of Service” shall mean the voluntary termination of a Participant’s employment and other service with the Company for any reason other than due to the Participant’s death, Total and Permanent Disability or termination for “cause” (as determined by the Committee in its sole discretion) on or after attaining both (i) age 55 and (ii) 10 years of service with the Company or its subsidiaries.]
(d) Involuntary Termination. In the event the Participant experiences a Termination of Service (i) due to a reduction-in-force (as determined in the sole discretion of the Committee) or (ii) under other circumstances triggering payment under the Flowserve Corporation Executive Officer Severance Plan (as

the same may be amended) (each, an “Involuntary Termination”, and such Involuntary Termination occurs in the final year of the Performance Cycle, then on the Vesting Date the Participant shall be entitled to receive a number of shares of Common Stock equal to (i) the number of shares of Common Stock that would have been payable to such Participant if he or she had continued to provide services through the end of the Performance Cycle as determined by the Committee in accordance with Paragraph 2, multiplied by (ii) a fraction, the numerator of which is the number of full months (counting the month in which the Participant’s Termination of Service occurs as a full month) during the Performance Cycle that the Participant was employed by the Company, and the denominator of which is the total number of months in the Performance Cycle.
4. Restrictive Covenants
(a) Participant acknowledges that that he or she has become and will continue to become familiar with new and on-going Confidential Information (as defined below). Participant recognizes and agrees that: (i) the Company has devoted a considerable amount of time, effort and expense to develop its Confidential Information and business goodwill; (ii) the Confidential Information and the Company’s business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Company’s Confidential Information would cause irreparable harm to the Company, including damage to the Company’s business goodwill, for which there is no adequate remedy at law. For these reasons, Participant agrees that, to protect the Company’s Confidential Information (as defined below) and business goodwill, it is necessary to enter into the following restrictive covenants. As used in this Paragraph 4, references to the “Company” refer to the Company and its Subsidiaries.
Participant, whether individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer, director or officer of any corporation or association or in any other manner or capacity whatsoever, agrees that during Participant’s employment by the Company and for a period of one (1) year following the date on which Participant’s employment ceases (for whatever reason) (the “Restricted Period”), Participant shall not, whether directly or indirectly, without the express prior written consent of the Company:

(I)    Non-Solicitation. Other than for the benefit of the Company during Participant’s period of employment with or engagement by the Company, curtail the business of, interfere with the Company’s relationship with, solicit business from, attempt to transact business with or transact business with any customer or prospective customer of the Company with whom the Company transacted business or solicited within the preceding twenty-four (24) months, and which either: (A) Participant contacted, called on, serviced, did business with or had contact with during Participant’s employment or that Participant attempted to contact, call on, service, or do business with during Participant’s employment or engagement; (B) Participant became acquainted with or dealt with, for any reason, as a result of Participant’s employment or engagement by the Company; or (C) Participant received Confidential Information regarding during Participant’s employment with or engagement by the Company. This restriction applies only to business that is in the scope of services or products provided by the Company.

(II)    Non-Recruitment. Hire, recruit, solicit for employment, induce or encourage to leave the employment of or engagement by the Company, or otherwise cease their employment or engagement with the Company, on behalf of Participant or any other person or entity, any current employee or independent contractor of the Company or its subsidiaries (including those employees on vacation and approved leaves of absence, disability or other approved absence with the legal right to return to employment) or any former employee or independent contractor of the Company or its subsidiaries whose employment or engagement ceased no more than three (3) months earlier.

(III) Non-Competition. Become employed by, advise, perform services for, establish, have any ownership interest in, invest in or otherwise engage in any capacity, whether directly or indirectly, with a Competing Business in the Restricted Area. For purposes of this Agreement, “Competing Business” means any entity or business that is in the business of providing flow management products and related repair and/or replacement services. Because the scope and nature of the Company’s business is international in scope, the “Restricted Area” is worldwide. Nothing in this Paragraph 4(a)(III) shall prohibit the Participant’s direct or indirect ownership of securities of any business traded on any national securities exchange or an inter-dealer quotation system, on condition that: the Participant does not, directly or indirectly, own three percent (3%) or more of any class of securities of such business; such ownership is for investment purposes only; and the Participant does not have the right, and is not a member of a group that has the right, through the ownership of an equity interest, voting securities or otherwise, to direct the activities of such business.
For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company and its affiliates, including, but not limited to, the following:
(A)    information concerning customers, clients, marketing, business and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data, e-mail and other correspondence or any other confidential or proprietary information possessed, owned or used by the Company;

(B)    business records, product construction, product specifications, financial information, audit processes, pricing, business strategies, marketing and promotional practices (including internet-related marketing) and management methods and information;

(C)    financial data, strategies, systems, research, plans, reports, recommendations and conclusions;

(D)    names, arrangements with, or other information relating to, any of the Company’s customers, clients, suppliers, financiers, owners, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company; and

(E)    any non-public matter or thing obtained or ascertained by the Participant through the Participant’s association with the Company, the use or disclosure of which may reasonably be construed to be contrary to the best interests of any the Company.

(b) Non-Disclosure. The Participant shall not, during the period of the Participant’s employment or engagement by the Company or at any time thereafter, disclose, publish or use for any purpose any

Confidential Information, except as: (i) required in the ordinary course of the Company’s business or the Participant’s work for the Company; (ii) required by law; or (iii) directed and authorized in writing by the Company. Upon the Participant’s Termination of Service for any reason and at any other time so requested by the Company, the Participant shall immediately return and deliver to the Company any and all Confidential Information, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Participant’s possession, custody or control, whether prepared by the Participant or others. If at any time after the Participant’s Termination of Service, for any reason, the Participant determines that the Participant has any Confidential Information in the Participant’s possession or control, the Participant shall immediately return to the Company, or at the Company’s request destroy, all such Confidential Information in the Participant’s possession or control, including all copies and portions thereof. Participant shall provide the Company with written affirmation of the Participant’s compliance with the Participant’s obligations under this Paragraph 4(b) if so requested by the Company. The Participant understands and agrees that the obligations under this Paragraph 4(b) are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Participant may have to the Company under general legal or equitable principles, any other agreement with the Company or other policies implemented by the Company. Notwithstanding anything to the contrary contained herein, the Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Participant files a lawsuit for retaliation by Company for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(c) Non-Disparagement. The Participant agrees that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great costs, time and effort. Therefore, the Participant agrees that during the Participant’s employment or engagement by the Company and at any time thereafter, the Participant will not in any way disparage, libel, defame, or make public statements or third-party disclosures, except to the extent required by law or legal proceedings, that are injurious to the Company, its business or business practices, its products or services or its employees.
(d) Remedies. The Participant acknowledges that the restrictions contained in this Paragraph 4, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and business goodwill and that any violation of these restrictions would result in irreparable injury to the Company. The existence of any claim or cause of action by the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Paragraph 4.
(i)    Forfeiture by the Participant. If the Participant breaches any restriction in this Paragraph 4, the Company shall be entitled to, in addition to any legal remedies available to the Company, undertake any or all of the following: (A) require the Participant to forfeit any Performance Shares (whether then vested or unvested) that have not yet been converted into Common Stock (or an equivalent cash payment) as of the date of such violation; (B) require the Participant to immediately sell to the Company a number of shares of Common Stock equal to the gross number of Performance Shares converted into Common Stock hereunder, for the then-current Fair Market Value of such shares; (C) require the Participant to immediately pay to the Company any cash settlement of Performance Shares hereunder or any gain that the Participant realized on any sale of shares of Common Stock issued in settlement of the Performance Shares granted hereunder; (D) discontinue future grants of any and all equity awards under any equity incentive plan in which the Participant may participate; (E) recover damages incurred by the Company as a result of the breach; and (F) recover its attorneys’ fees, costs and expenses incurred in connection with such actions. To the extent that the provisions of this Paragraph 4 are inconsistent with the terms of any other agreement between the Company and the Participant, the Company and the Participant agree that the provisions of this Paragraph 4 shall control.

(ii)    Injunctive Relief and Damages. Participant acknowledges and agrees that a breach of Paragraph 4 will result in irreparable harm and continuing damage to the Company, and that money damages and the remedies set forth in Paragraph 4(d)(i) above would be not be sufficient remedies to the Company for any such breach or threatened breach. Therefore, to the fullest extent permitted by law, Participant agrees that the Company shall also be entitled to a temporary restraining order and injunctive relief restraining Participant from the commission of any breach of Paragraph 4. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the remedies set forth in Paragraph 4(d)(i) or the recovery of money damages, attorneys’ fees and costs.

(e) Tolling. If Participant violates any of the restrictions contained in this Paragraph 4, the Restricted Period will be suspended and will not run in favor of Participant until such time that Participant cures the violation to the satisfaction of the Company.

5. Limitation of Rights
Nothing in this Agreement or the Plan shall be construed to:
(a) give the Participant any right to be awarded any further Performance Shares or any other Award in the future, even if Performance Shares or other Awards are granted on a regular or repeated basis, as grants of Performance Shares and other Awards are completely voluntary and made solely in the discretion of the Committee;
(b) give the Participant or any other person any interest in any fund or in any specified asset or assets of the Company or any Subsidiary; or
(c) confer upon the Participant the right to continue in the employment or service of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time or for any reason.
6. Data Privacy
By execution of this Agreement, the Participant acknowledges that he or she has read and understands the Flowserve Corporation Employee Data Protection Policy and Flowserve’s Privacy Policy. The Participant hereby consents to the collection, processing, transmission, use and electronic and manual storage of his or her personal data by the Company, Wells Fargo Shareowner Services (“Wells Fargo”) and Merrill Lynch & Co., Inc. (“Merrill Lynch”) in order to facilitate Plan administration. The Participant understands and acknowledges that this consent applies to all personally-identifiable data relevant to Plan administration, including the Participant’s name, home address, work email address, job title, GEMS ID, National Identification Number or Social Security Number, employee status, work location, work phone number, tax class, previous equity grant transaction data and compensation data. The Participant further agrees to furnish to the Company any additional information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
The Participant understands that for purposes of Plan administration, the Participant’s personal data will be collected and processed at 5215 N. O’Connor Blvd, Suite 2300, Irving, Texas (USA), and transferred to Wells Fargo at 161 North Concord Exchange, South St. Paul, Minnesota (USA) and Merrill Lynch at 4 World Financial Center, 250 Vesey St., New York, New York (USA).
7. Prerequisites to Benefits
Neither the Participant, nor any person claiming through the Participant, shall have any right or interest in the Performance Shares awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Participant or such other person shall have been complied with as specified herein.
8. Delivery of Shares
No shares of Common Stock shall be delivered to the Participant upon conversion of the Performance Shares into shares of Common Stock until:
(a) all the applicable taxes required to be withheld have been paid or withheld in full;
(b) the approval of any governmental authority required in connection with the Performance Shares, or the issuance of shares of Common Stock hereunder under has been received by the Company; and
(c) if required by the Committee, the Participant has delivered to the Committee an Investment Letter in form and content satisfactory to the Company as provided in Paragraph 10 hereof.
9. Successors and Assigns
This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
10. Securities Act
The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable federal or state securities laws or regulations. The Committee may require that the Participant, prior to the issuance of any such shares, sign and deliver to the Company a written statement, which shall be in a form and contain content acceptable to the Committee, in its sole discretion (“Investment Letter”):

(a) stating that the Participant is acquiring the shares for investment and not with a view to the sale or distribution thereof;
(b) stating that the Participant will not sell any shares of Common Stock that the Participant may then own or thereafter acquire except either:
(i) through a broker on a national securities exchange, or
(ii) with the prior written approval of the Company; and
(c) containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations.
11. Federal and State Taxes
(a) Any amount of Common Stock or cash that is payable or transferable to the Participant hereunder may be subject to the payment of or reduced by any amount or amounts which the Company is required to withhold under the then applicable provisions of the laws of the jurisdiction where the Participant is employed, and, if applicable, the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other foreign, federal, state or local tax withholding requirement. When the Company is required to withhold any amount or amounts under the applicable provisions of any foreign, federal, state or local requirement or the Code, the Company shall withhold from the Common Stock to be issued to the Participant a number of shares necessary to satisfy the Company`s withholding obligations. The number of shares of Common Stock to be withheld shall be based upon the Fair Market Value of the shares on the date of withholding.
(b) Notwithstanding Paragraph 11(a) above, if the Participant elects, and the Committee agrees, the Company’s withholding obligations may instead be satisfied as follows:
(i) the Participant may direct the Company to withhold cash that is otherwise payable to the Participant;
(ii) the Participant may deliver to the Company a sufficient number of shares of Common Stock then owned by the Participant for a period of at least six (6) months to satisfy the Company`s withholding obligations, based on the Fair Market Value of the shares as of the date of withholding;
(iii) the Participant may deliver sufficient cash to the Company to satisfy its withholding obligations; or
(iv) any combination of the alternatives described in Paragraphs 11(b)(i) through 11(b)(iii) above.
(c) Authorization of the Participant to the Company to withhold taxes pursuant to one or more of the alternatives described in Paragraph 11(b) above must be in a form and content acceptable to the Committee. The payment or authorization to withhold taxes by the Participant shall be completed prior to the delivery of any shares pursuant to this Agreement. An authorization to withhold taxes pursuant to this provision will be irrevocable unless and until the tax liability of the Participant has been fully paid.
12. Copy of Plan
By the electronic acceptance of this Agreement, the Participant acknowledges receipt of a copy of the Plan.
13. Administration

This Agreement is subject to the terms and conditions of the Plan. The Plan is administered by the Committee in accordance with its terms. The Committee has sole and complete discretion with respect to all matters reserved to it by the Plan and the decisions of the majority of the Committee with respect to the Plan and this Agreement shall be final and binding upon the Participant and the Company. Neither the Company nor the members of the Board or the Committee will be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Shares granted hereunder. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
14. Adjustment of Number of Performance Shares
The number of Performance Shares granted hereunder shall be subject to adjustment in accordance with Articles 12 and 13 of the Plan.
15. Non-transferability
The Performance Shares granted by this Agreement are not transferable by the Participant other than by will or pursuant to applicable laws of descent and distribution. The Performance Shares and any rights and privileges in connection therewith, cannot be transferred, assigned, pledged or hypothecated by operation of law, or otherwise, and is not otherwise subject to execution, attachment, garnishment or similar process. In the event of such occurrence, this Agreement will automatically terminate and will thereafter be null and void.
16. Remedies
The Company shall be entitled to recover from the Participant reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.
17. Information Confidential
As partial consideration for the granting of the Award hereunder, the Participant hereby agrees to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that the Participant has relating to the terms and conditions of this Agreement. However, such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to the Participant, as a factor weighing against the advisability of granting any such future award to the Participant.
18. Amendments
Except as otherwise provided in the Plan or below, this Agreement may be amended only by a written agreement executed by the Company and the Participant. Notwithstanding the foregoing, the Board or the Committee may amend this Agreement to the extent necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award or to the extent that such amendment is not materially adverse to the Participant.
19. Governing Law; Venue

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws, rule or principle of Texas law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). By accepting the Performance Shares, the Participant hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Plan, this Agreement, the Performance Shares or any agreements or transactions contemplated hereby shall only be brought in a federal or state court of competent jurisdiction in Dallas County, Texas, and each of the Company and the Participant hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each of the Company and the Participant hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts.
20. Severability
Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions (or remaining portion of such provision) of this Agreement, but such provision (or portion thereof) shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included.
21. Headings
The titles and headings of paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.
22. Word Usage
Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.
23. Execution of Receipts and Releases
Any payment of cash or any issuance or transfer of shares of Common Stock or other property to the Participant or to the Participant’s legal representative, heir, legatee or distributee, in accordance with the provisions of this Agreement, shall, to the extent thereof, be in full satisfaction of all claims of such persons under this Agreement. The Company may require the Participant or the Participant’s legal representative, heir, legatee or distribute, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
24. Code Section 409A
Notwithstanding anything herein to the contrary, in the case of a conversion of vested Performance Shares and registration and transfer of shares of Common Stock on account of any termination of service (other than death), if the Participant is a “specified employee” as defined in Section 1.409A-1(i) of the final Treasury Regulations under Section 409A of the Code, then solely to the extent required under Section 409A of the Code, a distribution of such shares to the Participant shall not occur until the date which is six (6) months following the date of the Participant’s termination of service (or, if earlier, the date of the Participant’s death).

25. Electronic Delivery and Acceptance.
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
26.    Insider Trading Restrictions/Market Abuse Laws.
The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions including the United States and the Participant’s country or his or her broker’s country, if different, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares, Performance Shares or rights linked to the value of shares of Common Stock (e.g., Dividend Equivalents) during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak with his or her personal legal advisor on this matter.
27.    Participant Acceptance.
The Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event shall any shares of Common Stock be issued (or other securities or property distributed) under this Agreement in the absence of such acceptance. By accepting the Performance Shares, Participant agrees that the Performance Shares are granted under and governed by the terms and conditions of the Plan and this Agreement. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and this Agreement.
The Company and the Participant are executing this Agreement effective as of the Date of Grant set forth in the introductory clause.

FLOWSERVE CORPORATION

Robert Scott Rowe

Chief Executive Officer